CUSIP No. G1281K106

Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Ordinary Shares, par value $0.0001 per share (the “Ordinary Shares”) of Silexion Therapeutics Corp and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of August 22, 2024.

LEONARD A. POTTER By: /s/ LEONARD A. POTTER Name: Leonard A. Potter
WILDCAT CAPITAL MANAGEMENT, LLC By: /s/ LEONARD A. POTTER Name: Leonard A. Potter Title: President
WILDCAT PARTNER HOLDINGS, LP By: /s/ SHERRI CONN Name: Sherri Conn Title: Vice President